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Exhibit 23.7

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of the name of our firm in the Registration Statement on Form S-11 and related prospectus, and any amendments thereto (collectively, the "Registration Statement"), of GMH Communities Trust for the registration of its initial public offering of its common shares of beneficial interest, and the inclusion of market data collected and/or prepared by our firm with respect to our market study for the student housing market wherever appearing in the Registration Statement, including but not limited to the references to our firm on the "Table of Contents" page and under the heading "Market Opportunity."

Dated July 29, 2004	ROSEN CONSULTING GROUP
	By:	/s/ MATTHEW J. ANDERSON Matthew J. Anderson Managing Director

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CONSENT OF ROSEN CONSULTING GROUP